Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 26th day of August, 2002, by and between EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (the “Company”) and Kirk D. Johnson (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been providing services to the Company in an executive capacity and desires to continue to provide such services;

WHEREAS, the Company desires to have the benefit of the Executive’s efforts and services;

WHEREAS, the Company and Executive desire to terminate all prior employment agreements with the Company, if any; and

WHEREAS, the Company has determined that it is appropriate and in the best interests of the Company to provide to the Executive protection in the event of certain terminations of the Executive’s employment relationship with the Company in accordance with the terms and conditions contained herein and the Executive desires to have such protection.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereto mutually covenant and agree as follows:

1.                                       DEFINITIONS.

Whenever used in this Agreement, the following terms shall have the meanings set forth below:

(a)                                  “Accrued Benefits” shall mean the amount equal to the sum of the following to the extent not previously paid:

(i)                                     All salary earned or accrued through the Termination Date;

(ii)                                  Reimbursement pursuant to Section 6(d) for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive through the Termination Date;

(iii)                               Any and all other cash benefits of deferred compensation plans previously earned through the Termination Date unless deferred at the election of the Executive for payment at another time or the applicable deferred compensation plan provides for payment at another time;

(iv)                              The full amount of any bonus earned in a prior period and payable to the Executive in accordance with Section 6(b) herein, subject to the limitations in Section 10 and Section 12; and

(v)                                 All other payments and benefits to which the Executive may be entitled under the terms of any benefit plan of the Company, which as of the Termination Date, is applicable to all regular full-time employees of the Company generally.

(b)                                 “Act” shall mean the Securities Exchange Act of 1934;

(c)                                  “Affiliate” shall have the same meaning as given to that term in Rule 12b-2 of Regulation 12B promulgated under the Act;

(d)                                 “Base Period Income” shall be an amount equal to the Executive’s “annualized includable compensation” for the “base period” as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder;

(e)                                  “Beneficial Owner” shall have the same meaning as given to that term in Rule 13d-3 of the Act, provided that any pledgee of Company voting securities shall not be deemed to be the Beneficial Owner thereof prior to its disposition of, or acquisition of voting rights with respect to, such securities;

(f)                                    “Board” shall mean the Board of Directors of the Company;

(g)                                 “Cause” shall mean any of the following:

(i)                                     The engaging by the Executive in fraudulent conduct, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative, which the Chief Executive Officer of the Company determines, in his sole discretion, has a significant adverse impact on the Company or on the performance of the Executive’s duties to the Company;

(ii)                                  Conviction of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, which the Chief Executive Officer of the Company determines, in his sole discretion, has a significant adverse impact on the Company or on the performance of the Executive’s duties to the Company;

(iii)                               Neglect or refusal by the Executive to perform the Executive’s duties or responsibilities; or

(iv)                              A significant violation by the Executive of the Company’s established policies and procedures;

Notwithstanding the foregoing, Cause shall not exist under Sections 1(g)(iii) and (iv) herein unless the Company furnishes written notice to the Executive of the specific offending conduct and the Executive fails to correct such offending conduct within the thirty (30) day period commencing on the receipt of such notice.

(h)                                 “Change of Control” shall mean a change in ownership or managerial control of the stock, assets or business of the Company resulting from one or more of the following circumstances:

(i)                                     A change of control of the Company, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act, or any successor regulation of similar import, regardless of whether the Company is subject to such reporting requirement;

(ii)                                  A change in ownership of the Company through a transaction or series of transactions, such that any Person or Persons (other than any current officer of the Company or member of the Board) become(s), in the aggregate, the Beneficial Owner(s), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the Company’s then outstanding securities;

(iii)                               Any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the common stock of the Company would be converted into cash (other than cash attributable to dissenters’ rights), securities or other property provided by a Person or Persons other than the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger have approximately the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger;

(iv)                              The shareholders of the Company approve a sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Company to a Person or Persons;

(v)                                 During any period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period;

(vi)                              The filing of a proceeding under Chapter 7 of the Federal Bankruptcy Code (or any successor or other statute of similar import) for liquidation with respect to the Company; or

(vii)                           The filing of a proceeding under Chapter 11 of the Federal Bankruptcy Code (or any successor or other statute of similar import) for reorganization with respect to the Company if in connection with any such proceeding, this Agreement is rejected, or a plan of reorganization is approved an element of which plan entails the liquidation of all or substantially all the assets of the Company.

A “Change of Control” shall be deemed to occur on the actual date on which any of the foregoing circumstances shall occur; provided, however, that in connection with a “Change of Control” specified in Section 1(h)(vii), a “Change of Control” shall be deemed to occur on the date of the filing of the relevant proceeding under Chapter 11 of the Federal Bankruptcy Code (or any successor or other statute of similar import).  Notwithstanding the foregoing, a “Change of Control” shall not include any transaction that constitutes a “Rule 13e-3 transaction” under Rule 13e-3 of the Act or an “issuer tender offer” under Rule 13e-4 of the Act.

(i)                                     “Change of Control Period” shall mean the period commencing 180 days immediately prior to the date a Change of Control is deemed to occur pursuant to Section 1(h), herein, and ending on the second anniversary of such date;

(j)                                     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time;

(k)                                  “Disability” shall mean a physical or mental condition whereby the Executive is unable to perform on a full-time basis the customary duties of the Executive under this Agreement;

(l)                                     “Federal Short Term-Rate” shall mean the rate defined in Section 1274(d)(1)(C)(i) of the Code;

(m)                               “Good Reason” shall mean any of the following:

(i)                                     The required relocation of the Executive, without the Executive’s consent, to an employment location which is more than seventy-five (75) miles from the Executive’s employment location on the day preceding the date of this Agreement; or

(ii)                                  Breach or violation of any material provision of this Agreement by the Company, which is not remedied within five business days following notice to the Company by the Executive.

(n)                                 “Good Reason During a Change of Control” shall mean any of the following events occurring during a Change of Control Period:

(i)                                     The required relocation of the Executive, without the Executive’s consent, to an employment location which is more than seventy-five (75) miles from the Executive’s employment location on the day preceding the date of this Agreement;

(ii)                                  The removal of the Executive from or any failure to reelect the Executive to any of the positions held by the Executive during the 180-day period immediately preceding the Change of Control Period, except in the event that such removal or failure to reelect relates to the termination by the Company of the Executive’s employment for Cause or by reason of death, Disability or voluntary retirement;

(iii)                               A significant adverse change, without the Executive’s written consent, in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities that existed during the 180-day period immediately preceding the Change of Control Period, or a material reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements available to a level below that which was provided to the Executive during the 180-day period immediately preceding the Change of Control Period, and that which is necessary to perform any duties assigned to the Executive during the 180-day period immediately preceding the Change of Control Period; or

(iv)                              Breach or violation of any material provision of this Agreement by the Company, which is not remedied within five business days following notice to the Company by the Executive;

(o)                                 “Gross Income” shall mean the Executive’s current calendar year targeted compensation under Sections 6(a)-(b) of this Agreement;

(p)                                 “Notice of Termination” shall mean the notice described in Section 14 herein;

(q)                                 “Person” shall mean any individual, partnership, joint venture, association, trust, corporation or other entity, other than an employee benefit plan of the Company or an entity organized, appointed or established pursuant to the terms of any such benefit plan;

(r)                                    “Termination Date” shall mean, except as otherwise provided in Section 14 herein,

(i)                                     The Executive’s date of death;

(ii)                                  Thirty (30) days after the delivery of the Notice of Termination terminating the Executive’s employment on account of Disability pursuant to Section 9 herein, unless the Executive returns on a full-time basis to the performance of his or her duties prior to the expiration of such period;

(iii)                               Thirty (30) days after the delivery of the Notice of Termination if the Executive’s employment is terminated by the Executive voluntarily;

(iv)                              Thirty (30) days after the delivery of the Notice of Termination if the Executive’s employment is terminated by the Company for any reason other than death or Disability; or

(v)                                 The date the Executive is terminated for Cause.

(s)                                  “Termination Payment” shall mean the payment described in Section 13 herein;

(t)                                    “Total Payments” shall mean the sum of the Termination Payment and any other “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder) to or for the benefit of the Executive, the receipt of which is contingent on a Change of Control and to which Section 280G of the Code applies.

2.                                       EMPLOYMENT.

The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

3.                                       TERM.

The employment of the Executive by the Company pursuant to the provisions of this Agreement shall commence on the date hereof and end on that date employment of the Executive is terminated pursuant to the terms and conditions of either Section 8, 9, 10, 11 or 12, herein.

4.                                       POSITIONS AND DUTIES.

The Executive shall serve as Vice President and General Manager, Digital Theater Division of the Company and in such additional capacities as set forth in Section 7 herein.  In connection with the foregoing positions, the Executive shall have such duties, responsibilities and authority as may from time to time be assigned to the Executive by the Chief Executive Officer.  The Executive shall devote substantially all the Executive’s working time and efforts to the business and affairs of the Company.  The Chief Executive Officer, in his or her sole discretion, may alter, modify, or change the Executive’s duties, offices, positions, responsibilities and obligations set forth in this Agreement at any time, consistent with the status of a senior executive of the Company.

5.                                       PLACE OF PERFORMANCE.

In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company in Salt Lake City, Utah except for required travel on Company business.

6.                                       COMPENSATION AND RELATED MATTERS.

(a)                                  Salary.  The Company shall pay to the Executive an annualized base salary at a rate of $129,500.00 in equal installments as nearly as practicable on the

Company’s regular payroll dates, in arrears.  Such annualized base salary may be increased from time to time in accordance with normal business practices of the Company.  The annualized base salary of the Executive shall not be decreased below its then existing amount during the term of this Agreement;

(b)                                 MIP and MIP-Q.  Subject to the Company’s right to terminate or amend, at any time with or without notice to the Executive, the Evans & Sutherland Management Incentive Plan (MIP) and the Evans & Sutherland Quarterly Management Incentive Plan (MIP-Q), the Executive shall be entitled to participate in the Evans & Sutherland MIP and MIP-Q as agreed in writing in a MIP and a MIP-Q document;

(c)                                  Executive Savings Plan.  Subject to the Company’s right to terminate or amend, at any time with or without notice to the Executive, the Company’s Executive Savings Plan, the Executive shall be entitled to participate in the Executive Savings Plan according to the terms and conditions of the Executive Savings Plan.

(d)                                 Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses for travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company at the time incurred;

(e)                                  Other Benefits.  The Company shall provide the Executive with all other benefits normally provided to an employee of the Company similarly situated to the Executive, including being added as a named officer on the Company’s existing directors’ and officers’ liability insurance policy;

(f)                                    Vacations.  The Executive shall be entitled to the number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company’s vacation plan as in effect from time to time.  The Executive shall also be entitled to all paid holidays given by the Company to its executives; and

(g)                                 Services Furnished.  The Company shall furnish the Executive with office space, and such other facilities and services as shall be suitable to the Executive’s position and adequate for the performance of the Executive’s duties as set forth in Section 4 hereof.

7.                                       OFFICES.

The Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more executive offices of the Company, or any affiliate or subsidiary of the Company, or as a member of the board of directors of any subsidiary or affiliate of the Company; provided, however, that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided in the Company’s bylaws, or otherwise.

8.                                       TERMINATION AS A RESULT OF DEATH.

If the Executive shall die during the term of this Agreement, the Executive’s employment shall terminate on the Executive’s date of death and the Executive’s surviving spouse, or the Executive’s estate if the Executive dies without a surviving spouse, shall be entitled to the Executive’s Accrued Benefits as of the Termination Date and the applicable Termination Payment.

9.                                       TERMINATION FOR DISABILITY.

If, as a result of the Executive’s Disability, the Executive shall have been unable to perform the Executive’s duties hereunder on a full-time basis for four (4) consecutive months and within thirty (30) days after the Company provides the Executive with a Termination Notice, the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis, the Company may terminate the Executive’s employment, subject to Section 14 herein.  During the term of the Executive’s Disability prior to termination, the Executive shall continue to receive all salary and other benefits payable under Section 6 herein, including participation in all employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Disability; provided, however, that the Executive’s continued participation is permitted under the terms and provisions of such plans, programs and arrangements.  In the event that the Executive’s participation in any such plan, program or arrangement is barred as the result of such Disability, the Executive shall be entitled to receive an amount equal to the contributions, payments, credits or allocations which would have been paid by the Company to the Executive, to the Executive’s account or on the Executive’s behalf under such plans, programs and arrangements.  In the event the Executive’s employment is terminated on account of the Executive’s Disability in accordance with this Section 9, the Executive shall receive the Executive’s Accrued Benefits as of the Termination Date and shall remain eligible for all benefits provided by any long-term disability programs of the Company in effect at the time of such termination.  The Executive shall also be entitled to the Termination Payment described in Section 13(a).

10.                                 TERMINATION FOR CAUSE.

If the Executive’s employment with the Company is terminated by the Company for Cause, subject to the procedures set forth in Section 14 herein, the Executive shall be entitled to receive the Executive’s Accrued Benefits as of the Termination Date, however, the Executive’s Accrued Benefits will not include any amount for bonus under Section 1(a)(iv).  The Executive shall not be entitled to receipt of any Termination Payment.

11.                                 OTHER TERMINATION BY COMPANY.

If the Executive’s employment with the Company is terminated by the Company other than by reason of death, Disability or Cause, subject to the procedures set forth in Section 14 herein, the Executive (or in the event of the Executive’s death following the Termination Date, the Executive’s surviving spouse or the Executive’s estate if the Executive dies without a surviving spouse) shall receive the Executive’s Accrued Benefits and the applicable Termination Payment.  The Executive shall not, in connection with any consideration receivable in accordance with this Section 11, be required to mitigate the amount of such consideration by securing other employment or otherwise and such consideration shall not be reduced by reason of the Executive securing other employment or for any other reason.

12.                                 VOLUNTARY TERMINATION BY EXECUTIVE.

From and after the date of this Agreement, provided that the Executive furnishes thirty (30) days prior written notice to the Company, the Executive shall have the right to voluntarily terminate this Agreement at any time.  If the Executive’s voluntary termination is without Good Reason or without Good Reason During a Change of Control, the Executive shall receive the Executive’s Accrued Benefits as of the Termination Date and shall not be entitled to any Termination Payment, however, the Executive’s Accrued Benefits will not include any amount for bonus under Section 1(a)(iv).  If the Executive’s voluntary termination is for Good Reason or Good Reason During a Change of Control, the Executive (or in the event of the Executive’s death following the Termination Date, the Executive’s surviving spouse or the Executive’s estate if the Executive dies without a surviving spouse) shall receive the Executive’s Accrued Benefits and the applicable Termination Payment.  The Executive shall not, in connection with any consideration receivable in accordance with this Section 12, be required to mitigate the amount of such consideration by securing other employment or otherwise and such consideration shall not be reduced by reason of the Executive securing other employment or for any other reason.

13.                                 TERMINATION PAYMENT.

(a)                                  If the Executive’s employment is terminated as a result of death or Disability, the Executive shall receive a Termination Payment equal to one (1.0) times the Executive’s Gross Income.  The Company will also pay the full medical, dental and vision premiums for continuation coverage under COBRA for the Executive and dependents who qualify for continuation coverage under COBRA for one year following Termination Date.

(b)                                 If, prior to a Change of Control Period, the Executive’s employment is terminated by the Executive for Good Reason or by the Company for any reason other than death, Disability or Cause, the Termination Payment payable to the Executive by the Company or an affiliate of the Company shall be equal to one (1.0) times the Executive’s Gross Income.  The Company will pay the full medical, dental and vision premiums for continuation coverage under COBRA for the Executive and dependents who qualify for continuation coverage under COBRA for one year following the Termination Date.

(c)                                  If, during a Change of Control Period, the Executive’s employment is terminated by the Executive for Good Reason During a Change of Control or by the Company for any reason other than death, Disability, or Cause, the Termination Payment payable to the Executive by the Company or an affiliate of the Company shall be one (1.0) times the Executive’s Gross Income.  The Company will pay the full medical, dental and vision premiums for continuation coverage under COBRA for the Executive and dependents who qualify for continuation coverage under COBRA for one (1) year following the Termination Date.

(d)                                 It is the intention of the Company and the Executive that the benefits under this Agreement shall be capped such that no portion of the Termination Payment and any other “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder) to or for the benefit of the Executive under this Agreement, or under any other agreement, plan or arrangement, shall be deemed to be an “excess parachute payment” as defined in Section 280G of the Code.  It is agreed that the present value of the Total Payments shall not exceed an amount equal to two and ninety-nine hundredths (2.99) times the Executive’s Base Period Income, which is the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code.  Present value for purposes of this Agreement shall be calculated in accordance with the regulations issued under Section 280G of the Code.  Within sixty (60) days following delivery of the Notice of Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Company shall, at the Company’s expense, obtain such opinions as more fully described hereafter, which need not be unqualified, of legal counsel and certified public accountants or a firm of recognized executive compensation consultants.  The Executive shall select said legal counsel, certified public accountants and executive compensation consultants; provided, however, that if the Company does not accept one (1) or more of the parties selected by the Executive, the Company shall provide the Executive with the names of such legal counsel, certified public accountants and/or executive compensation consultants as the Company may select; provided, further, however, that if the Executive does not accept the party or parties selected by the Company, the legal counsel, certified public accountants and/or executive compensation consultants selected by the Executive and the Company, respectively, shall select the legal counsel, certified public accountants and/or executive compensation consultants, whichever is applicable, who shall provide the opinions required by this Section 13(d).  The opinions required hereunder shall set forth (a) the amount of the Base Period Income of the Executive, (b) the present value of Total Payments and (c) the amount and present value of any excess parachute payments.  In the event that such opinions determine that there would be an excess parachute payment, the Termination Payment or any other payment determined by such counsel to be includable in Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his or her receipt of such opinions or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment.  The provisions of this Section 13(d), including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that the compensation and other benefits, including but not limited to the Gross Income, earned on or after the date of a Change of Control by the Executive pursuant to the Company’s compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change of Control, are reasonable compensation for services rendered prior to the Change of Control; provided, however, that in the event legal counsel so requests in connection with the opinion required by this Section 13(d), a firm of recognized executive compensation consultants, selected by the Executive and the Company pursuant to the procedures set forth above, shall provide an opinion, upon which such legal counsel may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered prior to the Change of Control by the Executive.  In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 13(d) shall be of no further force or effect.

(e)                                  The Termination Payment shall be payable as follows:

(i)                                     In the event the Executive’s Termination Date is during a Change of Control Period, any Termination Payment shall be paid to the Executive in a lump sum not later than ten (10) days following the Executive’s Termination Date.  Such lump sum payment shall not be reduced by any present value, interest rate, or similar factor.  Further, the Executive shall not be required to mitigate the amount of such payment by securing other employment or otherwise and such payment shall not be reduced by reason of the Executive securing other employment or for any other reason.

(ii)                                  In the event the Executive’s Termination Date is prior to or after a Change of Control Period, any Termination Payment shall be paid to the Executive in  equal installments on the Company’s twenty-six (26) regular bi-weekly paydays over the twelve-month period following the Termination Date.  Such payments shall not be reduced or increased by any present value, interest rate, or similar factor.  Further, the Executive shall not be required to mitigate the amount of such payment by securing other employment or otherwise and such payment shall not be reduced by reason of the Executive securing other employment or for any other reason.

(f)                                    Notwithstanding anything to the contrary herein, in no event will a termination of Executive’s employment with the Company be deemed to trigger a right to receive a Termination Payment if the termination is effected by the mutual agreement of the Company and Executive to accommodate a reassignment of Executive to an entity created or acquired by the Company, or to which the Company has contributed rights to technology, assets or business plans, if at the time of such termination the Company owns or is acquiring a minimum of a 19% equity interest in such entity.  In the event of any such termination, the Executive shall only be entitled to receive the Executive’s Accrued Benefits as of the Termination Date.

14.                                 TERMINATION NOTICE AND PROCEDURE.

Any termination by the Company or the Executive of the Executive’s employment during the employment period shall be communicated by written Notice of Termination (“Notice of Termination”) to the Executive, if such Notice of Termination is delivered by the Company, and to the Company, if such Notice of Termination is delivered by the Executive, all in accordance with the following procedures:

(a)                                  The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination;

(b)                                 Any Notice of Termination by the Company shall be approved by a resolution duly adopted by a majority of the Board, or a majority of the Board may delegate such authority to approve any Notice of Termination to the Chief Executive Officer of the Company;

(c)                                  If the Executive shall in good faith furnish a Notice of Termination for Good Reason or for Good Reason During a Change of Control and the Company notifies the Executive that a dispute exists concerning the existence of Good Reason or Good Reason During a Change of Control, within the fifteen (15) day period following the Company’s receipt of such notice, the Executive shall continue the Executive’s employment during such dispute.  If it is thereafter determined that (i) Good Reason or Good Reason During a Change of Control did exist, the Executive’s Termination Date shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to Section 16, (B) the date of the Executive’s death or (C) one day prior to the second (2nd) anniversary of a Change of Control, if any, and the Executive’s Termination Payment, if applicable, shall reflect events occurring after the Executive delivered the Executive’s Notice of Termination; or (ii) Good Reason or Good Reason During a Change of Control did not exist, the employment of the Executive shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason or Good Reason During a Change of Control; and

(d)                                 If the Executive gives Notice of Termination of his or her employment for Good Reason or Good Reason During a Change of Control and a dispute arises as to the existence of Good Reason or Good Reason During a Change of Control, and the Executive does not continue his employment during such dispute, and it is finally determined that the reason for termination set forth in such Notice of Termination did not exist, if such notice was delivered by the Executive, the Executive shall be deemed to have voluntarily terminated the Executive’s employment other than for Good Reason or Good Reason During a Change of Control.

15.                                 NON-COMPETE.

The Executive hereby agrees that during the term of this Agreement and for the period of one year from the termination hereof, that the Executive will not:

(a)                                  Within any jurisdiction or marketing area in the United States in which the Company or any subsidiary thereof is doing business, own, manage, operate or control any business of the type and character engaged in and competitive with the Company or any subsidiary thereof.  For purposes of this Section 15, ownership of securities of not in excess of five percent (5%) of any class of securities of a public company shall not be considered to be competition with the Company or any subsidiary thereof; or

(b)                                 Within any jurisdiction or marketing area in the United States in which the Company or any subsidiary thereof is doing business, act as, or become employed as, an officer, director, employee, consultant or agent of any business of the type and character engaged in and competitive with the Company or any of its subsidiaries; or

(c)                                  Solicit any similar business to that of the Company’s for, or sell any products that are in competition with the Company’s products to, any company in the United States, which is, as of the date hereof or through the Termination Date, a customer or client of the Company or any of its subsidiaries, or was such a customer or client thereof within two years prior to the Termination Date; or

(d)                                 Solicit the employment of (i) any employee of the Company or its subsidiaries that is an employee at anytime during this term of this Agreement or during the one year period following the termination of this Agreement, or (ii) any former employee of the Company or its subsidiaries who was employed by the Company or its subsidiaries during the one (1) year period preceding the Termination Date.

For purposes of this Section 15, any business in the 3D visualization simulation market shall be deemed to be competitive with the Company.

16.                                 REMEDIES AND JURISDICTION.

(a)                                  The Executive hereby acknowledges and agrees that a breach of the agreements contained in this Agreement will cause irreparable harm and damage to the Company, that the remedy at law for the breach or threatened breach of the agreements set forth in this Agreement will be inadequate, and that, in addition to all other remedies available to the Company for such breach or threatened breach (including, without limitation, the right to recover damages), the Company shall be entitled to injunctive relief for any breach or threatened breach of the agreements contained in this Agreement.  To enforce the provisions of this Section 16(a), the Company may seek relief from any court with proper jurisdiction and the provisions of Section 16(b)-(d) shall not be applicable for purposes of this Section 16(a).

(b)                                 All claims, disputes and other matters in question between the parties arising under this Agreement, shall, unless otherwise provided herein, be decided by binding arbitration before a single independent arbitrator selected pursuant to Section 16(d).  TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, BREACH OF CONTRACT OR POLICY, OR EMPLOYMENT TORT COMMITTED BY THE COMPANY OR A REPRESENTATIVE OF THE

COMPANY, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS POLICY AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL.  The arbitration hearing shall occur at a time and place convenient to the parties in Salt Lake County, Utah, within thirty (30) days of selection or appointment of the arbitrator.  If the Company has adopted a policy that is applicable to arbitration with employees, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.  If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of AAA in effect on the date of the first notice of demand for arbitration.  The arbitrator shall issue written findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

(c)                                  In cases of breach of contract or policy, damages shall be limited to contract damages.  In cases of discrimination claims prohibited by statute, the arbitrator may direct payment consistent with the applicable statute.  Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, except that court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

(d)                                 The parties shall select the arbitrator from a panel list made available by the AAA.  If the parties are unable to agree to an arbitrator within ten (10) days of receipt of a demand for arbitration, the arbitrator will be chosen by alternatively striking from a list of five (5) arbitrators obtained by the Company from AAA.  The Executive shall have the first strike.

17.                                 ATTORNEYS’ FEES.

In the event that either party hereunder institutes any legal proceedings in connection with its rights or obligations under this Agreement, each party in such proceeding shall be responsible for all of its own costs incurred in connection with such proceeding, including attorneys’ fees and any other fees, expenses, or costs.

18.                                 SUCCESSORS.

This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.  In the event of the Executive’s death, all amounts payable to the Executive under this Agreement shall be paid to the Executive’s surviving spouse, or the Executive’s estate if the Executive dies without a surviving spouse.  This Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation or other entity to which all or substantially all of the business and assets of the Company shall be transferred whether by merger, consolidation, transfer or sale.

19.                                 ENFORCEMENT.

The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

20.                                 AMENDMENT OR TERMINATION.

This Agreement may not be amended or terminated during its term, except by written instrument executed by the Company and the Executive.

21.                                 SURVIVABILITY.

The provisions of Sections 15, 16, 17, 18 and 19 shall survive termination of this Agreement.

22.                                 ENTIRE AGREEMENT.

Except for the Confidentiality, Proprietary Information, and Inventions Agreement between the Executive and the Company, this Agreement sets forth the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersedes all prior oral or written agreements, negotiations, commitments and understandings with respect thereto.  Prior Employment Agreements between the Executive and the Company are hereby terminated in their entirety and superceded by this Agreement.

23.                                 VENUE; GOVERNING LAW.

This Agreement and the Executive’s and Company’s respective rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to the provisions, principles, or policies thereof relating to choice or conflicts of laws.

24.                                 NOTICE.

All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (i) three business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

Company:	Evans & Sutherland Computer Corporation
600 Komas Drive
Salt Lake City, Utah 84108
Attn: Vice President of Human Resources
Fax: (801) 588-4517
Tel: (801) 588-1609

Executive:	Kirk D. Johnson
2542 Kentucky Ave
Salt Lake City, Utah 84117

Fax: ( ) -
Tel: (801) 277-7103

or to such other address as the Company shall have given to the Executive or, if to the Executive, to such address as the Executive shall have given to the Company or facsimile number as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

25.                                 NO WAIVER.

No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

26.                                 HEADINGS.

The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

27.                                 COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, on the date and year first above written.

“COMPANY”

EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah Corporation

By:	/s/ James R. Oyler
James R. Oyler
President and Chief Executive Officer

“EXECUTIVE”

/s/ Kirk Johnson
Kirk D. Johnson